EXHIBIT 11.1

CODE OF BUSINESS CONDUCT AND ETHICS

Conducting business with integrity and in an ethical and legal manner is a primary objective of Seaspan Corporation (“Seaspan” or the “Corporation”). In this regard, the following Code of Business Conduct and Ethics (the “Code”) has been adopted by the Board of Directors of Seaspan. Every employee and director of our Corporation is responsible for understanding and conducting himself or herself in accordance with this Code. If you have any questions about this Code, please contact your supervisor or CFO.

Gerry Wang

Chief Executive Officer

Seaspan Corporation

INTRODUCTION

Seaspan is committed to conducting its business with integrity and in an ethical and legal manner. Seaspan values its good name and its role as a good citizen in each community in which it does business. Seaspan’s reputation for integrity and honesty ultimately depends upon the actions of those who deal with the outside world on Seaspan’s behalf. Every employee and director of Seaspan must be familiar with his or her obligations under this Code and conduct himself or herself accordingly. No employee or director should ever act otherwise. Failure by any employee or director to do so may result in disciplinary action as described under “COMPLIANCE.”

This Code is often phrased in terms of general principles and goals that must be interpreted and applied within the framework of laws, customs, and practices of the jurisdictions in which the Corporation operates, as well as with a full measure of common sense. This Code is supplemented with a number of Corporation policies. Copies of these policies can be obtained from the CFO.

This Code is intended to qualify as a “code of ethics” for the Corporation’s principal executive officer, principal financial officer and principal accounting officer (the “Senior Financial Officers”) as defined in Item 406 of Regulation S-K promulgated by the Securities and Exchange Commission (“SEC”).

STANDARDS OF CONDUCT

Equal Employment Opportunity

It is the Corporation’s policy to comply with applicable laws regarding discrimination in employment based upon race, religion, age (over 40), national origin, sex, or disability.

Work Environment

The Corporation is committed to providing its employees with a safe and healthful work environment, free from harassment (including sexual, racial or religious harassment), intimidation, or personal behavior not conducive to a productive work climate. All employees are to be treated with respect.

Employee Relations

In order to attract and retain quality employees, we will offer competitive wages and benefits. All employees will receive equitable treatment from the Corporation.

Drugs and Alcohol

The Corporation seeks to provide its employees with a substance-free environment. Employees must report to work free from the presence of prohibited drugs in their system and not under the influence of alcohol. Drug and alcohol use on the job is strictly prohibited. It is the individual’s responsibility to abide by the drug and alcohol policy of his or her workplace, including drug or alcohol testing requirements where applicable.

Communication

The Corporation is committed to conducting business in an open and honest manner. All communications, whether internal or external, should be accurate and forthright. The Corporation is committed to providing open communication channels that encourage candid dialogue relative to employee concerns, responsible opinions, and constructive criticism of the Corporation, its supervisors, managers, and/or policies. Such an atmosphere can only be fostered in an environment free from any prospects of retaliation due to the expression of honest opinion. It is never the Corporation’s intent to discourage feedback through either intimidation or perceived disinterest.

Outside Employment

Employees of the Corporation are compensated fairly and competitively for full-time work. Employees owe the Corporation their undivided business loyalty. An employee may not be involved in employment outside the Corporation unless, in the opinion of management, it is clear that such employment will not interfere with the employee’s safe and effective performance of his or her duties for the Corporation.

Charitable Contributions

Employees and directors are encouraged to support the charitable efforts of the communities in which they live and the Corporation does business. Under no circumstances, however, should an employee or director, either directly or indirectly, be subject to pressure by the Corporation or any employee or director to support, by way of individual contributions or charitable endeavors, any charitable organization. No employee may have his employment or chance of future advancement conditioned in any way on the employee’s support of charitable endeavors.

Confidentiality

All employees and directors, both during and after their employment by the Corporation or directorship with the Corporation, must respect the proprietary information and trade secrets of the Corporation and its customers and suppliers and may not disclose any such proprietary information unless the individual or firm owning the information properly authorizes the release or disclosure. New employees and contractors must protect the secrecy of proprietary information of their former employers.

Fair Dealing

Each employee and director should endeavor to deal fairly with the Corporation’s customers, suppliers, competitors, and other employees. No employee or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

Protection and Proper Use of Corporation Assets

Each employee and director is a steward of the Corporation’s assets, and as such, has an obligation to protect and preserve Corporation assets and to seek to ensure their efficient use. Theft, carelessness and waste have a direct and negative impact on the Corporation’s profitability. All Corporation assets should be used for legitimate business purposes only.

The misappropriation, conversion to personal use, or theft of Corporation property (including confidential and proprietary data such as patents, trade secrets and other intellectual property, drawings, designs, manufacturing processes and sales and market data) is grounds not only for termination of employment, but for criminal prosecution and other legal action to recover damages for losses sustained, or other legal remedies available either during or after employment or directorship with the Corporation. Theft of property of other employees is also strictly prohibited.

Marketing and Selling

We are committed to selling our products and services honestly and will not pursue any sale that requires us to act unlawfully or in violation of this Code. The Corporation will avoid any conduct or understanding that may illegally restrain trade. Sales of the Corporation’s products and services must be free from any inference or perception that favorable treatment was sought, received, or given by way of payments, gifts, favors, entertainment, or other gratuities.

Bribes, kickbacks, and other improper payments shall not be made on behalf of the Corporation in connection with any of its businesses. Amounts paid as tips or gratuities for services will be consistent with local customs and practices. No excessive fees, commissions or other payments will be made, so as to avoid the inference that a bribe or other improper payment is being made.

Under the U.S. Foreign Corrupt Practices Act, it is unlawful for the Corporation to authorize, direct or knowingly allow the payment or the making of a promise to pay anything of value to any foreign official, foreign political party or candidate for political office for the purpose of influencing or inducing such official to use his or her influence or discretion to obtain or retain business or gain favorable treatment for the Corporation. Care must be taken when dealing with foreign customers and vendors to comply with local and foreign laws.

Gift Giving and Receiving

Employees and directors may not accept gifts, gratuities, entertainment or favors from existing or potential customers or vendors, or anyone doing or seeking to do business with the Corporation, if acceptance of such gift, gratuity or the like could have, or could be perceived as having, an influence over the employee’s or contractor’s decision regarding Corporation business. The receipt of gifts, gratuities and the like which go beyond the common courtesies normally associated with accepted business practice is prohibited. Similarly, the giving of such gifts or gratuities on behalf of the Corporation is prohibited.

Conflicts of Interest

Each employee and director must conduct himself or herself in an honest and ethical manner and avoid any actual or apparent conflict of interest. A conflict of interest occurs when an individual’s private interest interferes in any way with the interests of the Corporation as a whole. Situations that may involve a conflict of interest include, but are not limited to having a direct or indirect (including immediate family) substantial economic interest in an entity that transacts business with the Corporation or is in competition with it. A conflict of interest situation can arise when an employee or director takes actions or has interests that may make it difficult to perform his or her Corporation work objectively and effectively. Conflicts of interest situations also arise when an employee or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Corporation. Loans to, or guarantees of obligations of, such persons are of special concern.

Business interests that are in any way detrimental to or in conflict with the interests of the Corporation should be avoided. In particular, employees who have responsibility for buying or selling goods or services should avoid having any interest that can influence their independence of judgment with regard to appropriate business decisions.

No employee or director shall on behalf of the Corporation authorize or enter into any transaction or other business arrangement involving an undisclosed conflict of interest. In the case of any proposed transaction or arrangement that may involve a conflict of interest, the employee or director concerned should disclose the conflict of interest to a superior within the Corporation who has no conflict of interest with respect to the transaction or arrangement, and the superior should decide on behalf of the Corporation whether the proposed transaction or arrangement should be authorized. In the event of such authorization for a transaction or arrangement of more than trivial size, a superior of the authorizing person should be informed. For purposes of this requirement, a superior in the case of a director is the full Board of Directors or a committee of the Board of Directors that does not include the director concerned.

Caution must be exercised by all to ensure that personal interests never give the appearance of conflicting with the best interests of the Corporation in any way. This holds true in any of the Corporation’s business dealings, whether buying or selling services or commodities as vendor or customer. Any situation that could be, or could be perceived as, constituting a conflict of interest, including any transaction or relationship that reasonably could be expected to give rise to a conflict of interest, must be reported to senior management.

Compliance With Laws

It is the Corporation’s policy to comply, and take all reasonable actions to cause compliance, with all applicable laws, rules and regulations of every nation, state or local jurisdiction in which the Corporation conducts business. Every employee and director, no matter what position he or she holds in the Corporation, is responsible for ensuring compliance with applicable laws.

Financial Integrity

Investors, creditors, governmental entities, and the Corporation’s management itself rely on the accuracy of the Corporation’s accounting records. It is imperative that the accounting records and the reports and statements produced or derived from those records be maintained and presented in accordance both with the laws and regulations of each applicable jurisdiction and with accepted principles of accounting.

Accuracy of Corporation Records

All transactions must be properly authorized and completely and accurately recorded on the Corporation’s books and records in accordance with generally accepted accounting practices and established financial policy. No undisclosed or unrecorded fund or asset shall be established for any purpose. No payment shall be approved or made with the intention or understanding that any part of such payment is to be used for a purpose other than that disclosed in the documents supporting the payment. No withdrawal will be made from any disbursement account except by check or other acceptable means customarily used by major banks, and then only by authorized personnel.

Corporate Opportunities

Employees and directors are prohibited from (a) taking for themselves personally opportunities that are discovered through the use of Corporation property, information or position; (b) using Corporation property, information, or position for personal gain; and (c) competing with the Corporation. Employees and directors owe a duty to the Corporation to advance its legitimate interests when the opportunity to do so arises.

Insider Information and Trading

Employees and directors (whether or not citizens of the United States) are prohibited from trading in Corporation stock (the buying or selling of Corporation securities), based on material, non-public information. Information is “material” if it has the potential to affect the price of the Corporation’s stock. It is “non-public” if the information has not been released to the public at large by means of a filing with the SEC or a press release issued through a major wire service. Furthermore, such information cannot be given to a third party for the purpose of trading in Corporation securities (a practice generally referred to as “tipping”). Additionally, employees and directors (whether or not citizens of the United States) who may have obtained material, non-public information regarding other companies (such as our customers, vendors or competitors) in the course of their employment are prohibited from trading in the securities of such companies.

Antitrust Laws

The Corporation is committed to fostering free market competition and preserving the free enterprise system. Employees and directors must never discuss or engage in price fixing or bid rigging, allocation of markets, geographically or by customers, or in the fixing of production or quotas for production. Employees and directors must also never exchange information with competitors regarding prices, market share, cost data or any other data the exchange of which would be considered in violation of anti-trust laws.

Political Contributions and Payments

Employees and directors may not use Corporation funds or assets for contributions of any kind to any political party or committee in the United States or to any candidate for, or holder of, any office of any national, state or local government in the United States except in cases where such use of Corporation funds or assets with respect to certain non-federal political matters is clearly permitted by all applicable laws. In countries other than the United States, the Corporation’s policy shall be determined in accordance with local law and practice, as well as U.S. law.

The Corporation recognizes the need for, and therefore encourages, its employees to contribute their personal funds and their personal time to support candidates of their choice. Good judgment should be exercised to ensure that personal involvement in political activities does not impair an individual’s work effort or adversely affect the Corporation’s standing or image in the community.

Responsibility of Senior Financial Officers With Respect to Public Disclosures

The Corporation’s Senior Financial Officers shall provide, or cause to be provided, full, fair, accurate, timely and understandable disclosure in reports and documents that the Corporation files with, or submits to, the SEC and in the Corporation’s other public communications.

Foreign National And Local Laws And Customs

It is Corporation policy to abide by the national and local laws of the countries in which we operate unless prohibited by U.S. law. When local customs and business or social practices vary from the Code, it is permissible to conform to local customs and practices where necessary for the proper conduct of Corporation business if approved by the Corporation’s senior management.

COMPLIANCE

It is the responsibility of each employee and director to comply with this Code. Failure to comply with this Code and the associated Corporation policies will result in appropriate disciplinary action, including possible termination of employment or directorship with the Corporation, referral for criminal prosecution and reimbursement of the Corporation for any losses or damages resulting from such violation. Compliance with this Code includes the responsibility to report promptly any violation or apparent violation of the provisions of this Code. At least annually, all persons subject to this Code will be surveyed regarding their compliance with this Code and their knowledge regarding the compliance of others with this Code.

WAIVERS

Any waiver of any of the provisions of this Code for any executive officer or director may be made only by the Board of Directors or the Audit Committee thereof. Any such waiver must be promptly disclosed to shareholders in accordance with the applicable rules of any stock exchange on which the Corporation’s securities are traded as well as in accordance with the rules and regulations of the SEC.

REPORTING VIOLATIONS

It is the responsibility of each employee and director to report promptly perceived violations of law or this Code. Each employee shall report violations to his or her supervisor or by use of the compliance hotline services described below. For each Senior Financial Officer, if reporting to his or her supervisor or the compliance hotline services is not possible, practicable, or sufficiently prompt, then the Senior Financial Officer shall report directly to the Chairman and at least one other member of the Audit Committee of the Board of Directors. Directors shall report violations by use of the compliance hotline services or by direct report to the Chairman and at least one other member of the Audit Committee of the Board of Directors. It is the responsibility of the Corporation to make any required report of violations of law to the appropriate government authorities.

Compliance hotline:	(604) 638-2624

Website compliance hotline reporting address:	ethics_hotline@seaspancorp.com

Postal compliance reporting address:	David Korbin
Director
Seaspan Corporation
c/o 2600-200 Granville Street
Vancouver, BC, Canada V6C 1S4

At the request of the reporting person, reports received through the compliance hotline services will be kept confidential and anonymous.

Any employee or director who, in good faith, reports what he or she believes to be a violation of this Code will not be subject to any disciplinary action or other form of retaliation as a result of making such report. Any act of retaliation should be reported immediately and will be disciplined appropriately.

The act of reporting a violation of this Code should not, however, shield the reporting person from the reasonable consequences flowing from any involvement in improper conduct. A person’s liability for his or her own conduct is not affected by the person’s disclosure of that conduct. However, in some circumstances, an admission may be a mitigating factor when considering disciplinary or other action.

September 19, 2005